EXHIBIT 10.9

To:

Ambrogio D’Arrezzo

Gualdi Square No. 19

42016, Guastalla (RE)

By pec and e-mail: ambrogio.darrezzo@cert.cna.it; ambrogio@tekne.it

Carlo Ulacco

Contrada Piane No. 8

66023 – Francavilla Al Mare (CH)

By e-mail: ulacco@tekene.it

Andrea Lodi

Isonzo Street No. 2

42042 – Fabbrico (RE)

By e-mail: andrea.lodi@lodispa.it

August 19, 2025

Subject: Proposal for the Phased Acquisition of TEKNE S.p.A.

Dear TEKNE Selling Shareholders,

This letter constitutes a formal binding proposal from NUBURU (“BURU”) regarding the potential acquisition of TEKNE S.p.A. (“TEKNE”) according to the terms outlined below. This proposal reflects the outcome of our internal strategic planning and is subject to the completion of the negotiation and execution of definitive agreements, and the satisfaction of all applicable regulatory requirements.

1. TEKNE’ Valuation:

BURU proposes a total enterprise valuation for 100% of TEKNE at sixty million United States Dollars (USD 60,000,000). The overall valuation of’ TEKNE, as agreed between the parties, is set at USD 60,000,000. This figure shall be understood as already inclusive and reflective of all assets, debt, liabilities, receivables, order backlog and payables currently existing. Based on this valuation, the consideration for the initial 70% stake will be forty-two million United States Dollars (USD 42,000,000). Payment terms and further related transaction’ provisions as already agreed between the parties within the framework agreement signed on February 18, 2025 (“FA”) and the addendum FA signed on April 6, 2025.

2. Proposed Transaction Structure:

BURU intends to execute a phased acquisition of TEKNE structured as follows:

•
Formation of BMW Defense: BURU will establish a new United States-based subsidiary, “BURU Defense”, dedicated to investments and M&A transactions in the defense and security sector. This subsidiary will serve as the acquisition vehicle for TEKNE and other strategic assets.
•
Phased Acquisition of TEKNE: BURU Defense will acquire a controlling interest (70%) in TEKNE in two stages:
o
3% to be acquired by mid of September 2025 via a capital increase (see Section 3).
o
The remaining 67% to be acquired by December 31, 2025 (see Section 5).

•
TEKNE US JV Acquisition: BURU Defense will acquire an 80% controlling interest in the TEKNE US Joint Venture (JV), with a binding agreement targeted for August 2025 and closing anticipated in September 2025.
•
Further (controlling or non-controlling interest) potential acquisitions in the military sector: BURU Defense is currently evaluating further investments to strengthen its market presence in the defense and security sector.

Please note that the phased acquisition of TEKNE will be deployed, at the discretion of BURU, directly or via TCEI S.á.r.l. as already indicated in the FA signed between the parties.

3. Initial 3% Acquisition and Tekne AuCap:

BURU will acquire an initial up to 3% of TEKNE equity via participation in a capital increase (“Tekne AuCap”) by mid-September 2025. This acquisition will be structured to remain below the threshold requiring notification under Golden Power regulation. If possible, as part of this transaction, BURU will be granted the right to nominate one observer to the TEKNE Board of Directors. The use of SFE securities (SFE SocFinEur 4% Fix.N.21-26) (originally provided as collateral to TEKNE Selling Shareholders) should be evaluated to enhance TEKNE’s net asset value to contribute to the capital increase.

4. Shareholder Loan:

BURU will provide shareholder financing (in tranches, interest bearing) to cover the difference between Euro 10.5 million (or a different amount to be agreed between the parties taking in account the working & growth capital needs of TEKNE), the Tekne AuCap amount. The first tranche of the shareholder loan (“Shareholder Financing First Tranche”), of which amount will be agreed between the parties, will be provided by mid-September 2025. The Shareholder Financing First Tranche can be provided, at the discretion or BURU, also via the IM First Tranche (see Section 6). In both alternative cases, BURU will need to assess measures to protect this financing, particularly regarding any potential need for TEKNE, to initiate a new ad hoc debt restructuring procedure under the Italian insolvency code. Finally BURU will need to evaluate the inclusion of specific conditions regarding repayment of the financing in the event of a change of control.

5. Call Option for Remaining Shares:

The TEKNE selling shareholders will grant BURU a call option to acquire the remaining 70% of TEKNE, exercisable by BURU Defense or directly by BURU, within one (1) year (“Option Period”). The target is to complete the acquisition by December 31, 2025. This call option will be based on a valuation of USD 60,000,000 (USD 42,000,000 for the 70%) contingent upon Golden Power approval which the parties shall target to achieve by end of December 2025 by initiating an updated notification to the Italian Government by end of September 2025. During the Option Period, TEKNE will grant BURU exclusivity and will not engage in discussions with other potential acquirers, subject to the successfully implementation of the inventory monetization programme (see Section 6). The exclusivity set out above shall not apply in the case of indications and/or impositions issued directly by Italian State authorities. In the event of a sale to entities designated by the Italian government, Tekne shall be obliged to repay the Shareholder Financing First Tranche, together with any further tranches advanced directly or through the inventory monetisation programme.

6. Inventory Monetization:

BURU will act as a facilitator and, if necessary, as co-investor in inventory monetization of up to Euro 30 million to be deployed in the next 12 months through the Supply@ME platform for the purpose of sustaining TEKNE’s business continuity and enabling its exit from the current financial distress. Each transaction shall be structured so as to ensure transparency, traceability, and the priority protection of TEKNE’s economic and financial position. The first tranche of this monetization (“IM First Tranche”) will be available upon implementation of items 3 and 4 (by mid-September 2025).

2

NUBURU® Inc.

Corporate Headquarters

7442 Tucson Way Suite 130, Centennial, CO 80112

7. TEKNE US JV and Intellectual Property:

Concurrently with items 3 and 4, and in full compliance with the Golden Power regulation, TEKNE shall license to the newly established United States joint venture (“TEKNE US JV”) certain future intellectual property rights and know-how that will be created and developed by the joint venture itself, together with related distribution rights, on a royalty-free, perpetual, and exclusive basis for the “Americas” (including Canada and South America).

The ownership of TEKNE US JV will be:

•
80% BURU;
•
20% TEKNE.

During the period between the date hereof and the definitive acquisition of the remaining 70% of TEKNE, the mission of TEKNE US JV will be to:

•
develop new products (integrating existing TEKNE licensees, creating new IP owned by TEKNE US JV) in the defense sector (including products using blue-laser technology) for the Americas market (to be licensed in other countries, including to TEKNE and its clients).
•
manufacture/ assemble and sell existing TEKNE products/ solutions in the Americas;
•
manage direct sales to non-Italian TEKNE clients (existing tenders, contracts/ orders, and future pipeline), using transfer prices agreed with TEKNE. If existing contracts cannot be transferred to TEKNE, US JV, TEKNE US JV will charge TEKNE a management fee equal to the gross margin;
•
TEKNE US JV will also be responsible for securing necessary guarantees/ performance bonds for relevant contracts.

8. Equity Incentive Pool: BURU will implement an equity compensation program in which key personnel of NUBURU Defense & Security, TEKNE US JV and TEKNE will be awarded an equity pool of BURU stock at closing (defined as the acquisition of at least 70% of TEKNE by BURU Defense).

9. Requested Action:

We kindly request that the TEKNE Selling Shareholders indicate their acceptance of this proposal by the close of business on August 19, 2025. Following acceptance of this proposal, we propose that our respective legal counsel collaborate on the preparation of definitive documentation to effectuate the actions outlined herein. We believe this transaction offers significant benefits to both BURU and TEKNE, under the recent guidelines indicated by the Italian Government and with the aim at full respecting the Golden Power regulation, and we look forward to a positive response.

Sincerely,

/s/ Alessandro Zamboni

Name: Alessandro Zamboni

Position: Executive Chairman

For acceptance and with authorization from all shareholders,

/s/ Ambrogio D'Arrezzo

Name: Ambrogio D’Arrezzo

Position: Chief Executive Officer of Tekne S.p.A.

3

NUBURU® Inc.

Corporate Headquarters

7442 Tucson Way Suite 130, Centennial, CO 80112